Exhibit 99.3

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PROVIDES UPDATE ON PHASE 2b EXCELLARATE CLINICAL STUDY AND PLANS FOR ADDITIONAL TISSUE REPAIR APPLICATIONS

Landmark Gene Therapy Study For Non-Healing Diabetic Ulcers With Potential to Support Additional Applications of Gene Activated Matrix Technology

SAN DIEGO, CA – July 28, 2009 – Cardium Therapeutics (NYSE Amex: CXM) and its subsidiary Tissue Repair Company (TRC) today provided an update on the completion of their MATRIX Phase 2b clinical study and announced plans to provide detailed safety and efficacy data for their Excellarate™ product candidate around the end of September. The MATRIX trial, a prospective, randomized, double-blind, placebo-controlled study, has enrolled 124 diabetic patients with non-healing, lower extremity neuropathic ulcers.

The companies also reported that results from the MATRIX clinical study are expected to be used to support additional studies and applications of Tissue Repair’s Gene Activated Matrix™ or GAM™ technology for ulcers and other potential applications, including not only the repair of soft tissue injuries such as diabetic or pressure ulcers, but hard tissue injuries such as those affecting bone. Additional information regarding the use of Excellarate for the potential treatment of diabetic foot ulcers and other potential GAM product candidates is expected to be reported over the next several weeks and months.

“We are pleased to report that more than 90% of the patients enrolled into the MATRIX study have now completed their initial 12-week evaluation period with respect to key safety and efficacy criteria. While the efficacy data from the MATRIX study remains blinded as final patients advance through the 12-week evaluation period, there continues to be no safety concerns since our announcement of completion of patient recruitment in May 2009. We are also excited to be completing data collection and review of key efficacy endpoints for this novel regenerative medicine product candidate, in preparation for a detailed report of overall safety and efficacy data that we expect to be made around the end of September,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics and Tissue Repair Company. “During the course of this landmark gene therapy trial, we have observed some remarkable healing responses as reported in the media by our medical centers from around the nation. We look forward to reviewing the MATRIX study’s complete unblinded data set and to outlining our plans not only for this product candidate but potentially other product candidates designed to treat various soft tissue injuries such as diabetic or pressure ulcers, as well as hard tissue injuries such as those affecting bone,” continued Mr. Reinhard. (Click here to see selected information from Cardium’s May 14, 2009 webcast or visit the Investor section at Cardium’s website at www.cardiumthx.com).

Excellarate is a collagen-based topical gel employing TRC’s Gene Activated Matrix™ that is designed to locally stimulate the release of platelet-derived growth factor-B protein (PDGF-B), an important key in the human body’s wound healing process. Sustained, localized micro-release of PDGF-B by a patient’s own cells directly at the wound site is believed to stimulate angiogenesis and granulation tissue formation through the recruitment and proliferation of cells such as monocytes, fibroblasts and endothelial cells. These cell types are critical for the effective stimulation of a variety of wound healing processes.

The Excellarate product candidate is designed to require only one or two physician-administered treatments, in contrast to most diabetic wound healing agents or devices in use that require repeated administrations over a long term (weeks to months). Based on recently announced advancements, Excellarate is also expected to be re-formulated as an easy-to-use single syringe, which would be pre-mixed and ready to be applied to patients’ wounds. The reformulation will allow Excellarate to be maintained in a physician’s office using a standard refrigerator (at a temperature of about 4°C) and is expected to have a shelf life of 12-18 months.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for tissue repair and cardiovascular indications. In May 2009, Cardium announced completion of the enrollment for the Matrix Phase 2b clinical study to evaluate the Excellarate product candidate as a treatment for patients with non-healing diabetic ulcers. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the MATRIX study or other human clinical trials can be conducted and completed in an efficient and successful manner, that product formulation enhancements will be successful or will effectively simplify or expand the use of product candidates or technologies, that the GAM technology can be successfully broadened or applied to additional wound healing or tissue repair opportunities, that Excellarate or our other candidates will prove to be sufficiently safe and effective, that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, that clinical studies even if successful will lead to product advancement or partnering, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value, that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population, or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, and Excellarate™

are trademarks of Tissue Repair Company.

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